Exhibit (a)(1)(L)

CEMEX, S.A. de C.V.

Excerpted Financial Information for the Fourth Quarter of 2003

References herein to “CEMEX” refer to CEMEX, S.A. de C.V., a Mexican corporation, and its consolidated subsidiaries. References herein to “Ps” and “Pesos” are to constant Mexican Pesos as of December 31, 2003.

CEMEX’s significant accounting policies are described in Note 2 to its consolidated financial statements as of December 31, 2001 and 2002 and as of June 30, 2002 and 2003 (unaudited), and for years ended December 31, 2000, 2001 and 2002 and for the six-month periods ended June 30, 2002 and 2003 (unaudited), included in CEMEX’s current report on Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on October 2, 2003. The financial information presented below, which follows the same Mexican GAAP accounting policies, should be read in connection with such financial statements.

On January 20, 2003, CEMEX announced its results for the fourth quarter of 2003. The following are excerpts from CEMEX’s 2003 fourth quarter earnings release and CEMEX’s summary press release, each issued on January 20, 2003. A copy of each release was included in CEMEX’s current report on Form 6-K furnished to the SEC on January 20, 2003.

The following information is excerpted from CEMEX’s 2003 fourth quarter earnings release:

Consolidated Income Statement & Balance Sheet

CEMEX S.A. de C.V. AND SUBSIDIARIES

(Thousands of Mexican Pesos in real terms as of December 31, 2003 except per ADR amounts)

	January—December				Fourth quarter
INCOME STATEMENT	2003	2002	% Var.		2003	2002	% Var.
Net Sales	80,527,677	75,042,021	7%		20,084,845	18,586,890	8%
Cost of Sales	(46,421,722)	(41,924,570)	11%		(11,571,430)	(10,840,480)	7%
Gross Profit	34,105,955	33,117,451	3%		8,513,414	7,746,410	10%
Selling, General and Administrative Expenses	(17,749,464)	(18,088,647)	(2%	)	(4,674,259)	(4,806,035)	(3%	)

Operating Income	16,356,491	15,028,803	9%		3,839,155	2,940,374	31%
Financial Expenses	(4,278,480)	(3,813,668)	12%		(1,053,442)	(997,211)	6%
Financial Income	187,606	511,573	(63%	)	28,128	69,581	(60%	)
Exchange Gain (Loss), Net	(1,928,665)	(884,277)	118%		(326,862)	(60,352)	442%
Monetary Position Gain (Loss)	3,682,977	4,038,703	(9%	)	1,016,370	1,119,184	(9%	)
Gain (Loss) on Marketable Securities	(669,569)	(3,629,737)	(82%	)	(277,056)	79,482	N/A
Total Comprehensive Financing (Cost) Income	(3,006,131)	(3,777,406)	(20%	)	(612,863)	210,685	N/A
Other Expenses, Net	(5,133,726)	(4,464,558)	15%		(2,109,430)	(1,252,048)	68%

Net Income Before Income Taxes	8,216,635	6,786,839	21%		1,116,862	1,899,009	(41%	)
Income Tax	(1,007,244)	(628,907)	60%		(149,501)	(58,311)	156%
Employees’ Statutory Profit Sharing	(190,956)	(118,123)	62%		(102,818)	(16,650)	518%
Total Income Tax & Profit Sharing	(1,198,200)	(747,030)	60%		(252,319)	(74,961)	237%

Net Income Before Participation of Uncons. Subs. and Ext. Items	7,018,435	6,039,810	16%		864,544	1,824,050	(53%	)
Participation in Unconsolidated Subsidiaries	390,794	352,128	11%		194,965	107,286	82%
Consolidated Net Income	7,409,229	6,391,938	16%		1,059,509	1,931,335	(45%	)
Net Income Attributable to Min. Interest	341,834	425,051	(20%	)	32,920	31,953	3%
MAJORITY INTEREST NET INCOME	7,067,395	5,966,888	18%		1,026,588	1,899,383	(46%	)

Earnings per ADR*	22.42	18.05	24%		3.17	5.65	(44%	)

*	Based on each ADR representing five CPOs and based on the weighted average number of CPOs and underlying shares outstanding during the relevant period.

	As of December 31
BALANCE SHEET	2003	2002	% Var.
Total Assets	180,017,367	182,750,383	(1%	)
Cash and Temporary Investments	3,275,131	4,142,035	(21%	)
Trade Accounts Receivables	5,277,561	4,597,340	15%
Other Receivables	4,543,395	3,641,689	25%
Inventories	6,683,083	8,105,542	(18%	)
Other Current Assets	749,525	1,908,378	(61%	)
Current Assets	20,528,695	22,394,981	(8%	)
Fixed Assets	104,143,188	102,796,955	1%
Other Assets	55,345,484	57,558,447	(4%	)

Total Liabilities	103,965,928	103,029,193	1%
Current Liabilities	31,801,830	33,879,756	(6%	)
Long-Term Liabilities	50,993,951	50,163,523	2%
Other Liabilities	21,170,146	18,985,913	12%

Consolidated Stockholders’ Equity	76,051,440	79,721,191	(5%	)
Stockholders’ Equity Attributable to Minority Interest	5,979,292	13,840,448	(57%	)
Stockholders’ Equity Attributable to Majority Interest	70,072,148	65,880,743	6%

VOLUME SUMMARY

Consolidated volume summary

Cement: Thousands of metric tons

Ready-mix: Thousands of cubic meters

	January-December			Fourth quarter
	2003	2002	% Var.	2003	2002	% Var.
Consolidated cement volume	64,650	61,823	5%	16,273	15,610	4%
Consolidated ready-mix volume	21,669	19,224	13%	5,460	4,902	11%

Per-country volume summary

	January- December		Fourth quarter		Fourth quarter 2003 vs. Third quarter 2003
DOMESTIC CEMENT VOLUME	2003 vs. 2002		2003 vs. 2002
Mexico	4%		2%		2%
U.S.A.	2%		10%		(10%	)
Spain	5%		4%		(0%	)
Venezuela	(13%	)	30%		8%
Colombia	1%		(6%	)	(4%	)
Egypt	(12%	)	(22%	)	(11%	)
Central America & the Caribbean Region	5%		(9%	)	(6%	)
Asia Region	(2%	)	(10%	)	7%

READY-MIX VOLUME
Mexico	13%		11%		1%
U.S.A.	4%		9%		2%
Spain	5%		4%		(8%	)
Venezuela	3%		36%		2%
Colombia	34%		32%		(0%	)
Central America & the Caribbean Region	72%		(9%	)	(20%	)
Asia Region	N/A		N/A		N/A

EXPORT CEMENT VOLUME
Mexico	(24%	)	(14%	)	(3%	)
Spain	(21%	)	(26%	)	4%
Venezuela	17%		17%		(10%	)

PRICE SUMMARY

	Fourth quarter 2003 vs. 2002		Fourth quarter 2003 vs. Third quarter 2003
	% Var.		% Var.

DOMESTIC CEMENT PRICE	Local currency		Local currency
Mexico (1)	2%		(2%	)
U.S.A.	(1%	)	(1%	)
Spain	(0%	)	(0%	)
Venezuela (1)	(6%	)	(4%	)
Colombia	(0%	)	(2%	)
Egypt	55%		4%
Central America & the Caribbean Region (2)	N/A		N/A
Asia Region (2)	N/A		N/A

READY-MIX PRICE
Mexico (1)	1%		(2%	)
U.S.A.	1%		0%
Spain	2%		3%
Venezuela (1)	3%		(5%	)
Colombia	7%		2%
Central America & the Caribbean Region (2)	N/A		N/A
Asia Region (2)	N/A		N/A

1)	Local currency price variation for Mexico and Venezuela is presented in constant currency terms as of June 30, 2003.
2)	Volume weighted-average price.

The Central America & Caribbean region includes CEMEX’s operations in Costa Rica, the Dominican Republic, Panama, Nicaragua and Puerto Rico, as well as our trading operations in the Caribbean region. The Asia region includes CEMEX’s operations in the Philippines, Taiwan, Thailand and Bangladesh.

CEMEX’s quarterly reports prior to 2003 consolidated CEMEX’s operations in Panama and the Dominican Republic into Venezuela. Beginning in 2003, CEMEX’s Venezuelan operations do not include Panama and the Dominican Republic, but for presentation purposes, are now consolidated into the Central America & Caribbean region. For comparison purposes, Venezuela’s and Central America & Caribbean region figures for 2002 were restated to make them comparable with the new disclosure procedures.

The following information is excerpted from CEMEX’s summary press release:

CEMEX Mexico’s net sales were Ps6.96 billion, down 6% versus fourth quarter 2002. For the full year, net sales were Ps29.54 billion, up 4% versus 2002. Gross profit was down 8% for the quarter at Ps4.0 billion, and up 1% at Ps17.0 billion for the full year. Operating income reached Ps2.51 billion, down 8% from fourth quarter 2002, and Ps17.04 billion for the full year, an increase of 1% versus 2002.

CEMEX’s U.S. operations posted net sales of Ps4.83 billion, up 5% versus fourth quarter 2002. For the full year, net sales were Ps19.47 billion, down 3% versus 2002. Gross profit was up 12% for the quarter at Ps1.65 billion, and down 11% at Ps6.23 billion for the full year. Operating income reached Ps660 million, up 24% from fourth quarter 2002, and Ps2.30 billion for the full year, a decrease of 26% versus 2002.

CEMEX Spain’s net sales were Ps3.89 billion, up 17% versus fourth quarter 2002. For the full year, net sales were Ps13.65 billion, up 21% versus 2002. Gross profit was up 10% for the quarter at Ps1.40 billion, and up 13% at Ps4.86 billion for the full year. Operating income reached Ps819 million, up 10% from fourth quarter 2002, and Ps2.98 billion for the full year, an increase of 13% versus 2002.

CEMEX Venezuela’s net sales were Ps1.03 billion, up 1% versus fourth quarter 2002. For the full year, net sales were Ps3.58 billion, up 3% versus 2002. Gross profit was down 5% for the quarter at Ps486 million, and down 2% at Ps1.67 billion for the full year. Operating income reached Ps346 million, up 6% from fourth quarter 2002, and Ps1.20 billion for the full year, an increase of 6% versus 2002.

CEMEX Colombia’s net sales were Ps699 million, up 7% versus fourth quarter 2002. For the full year, net sales were Ps2.48 billion, up 12% versus 2002. Gross profit was up 14% for the quarter at Ps417 million, and up 13% at Ps1.38 billion for the full year. Operating income reached Ps321 million, up 12% from fourth quarter 2002, and Ps1.03 billion for the full year, an increase of 11% versus 2002.

In constant Mexican Pesos, CEMEX’s operations in Central America and the Caribbean reported net sales of Ps1.55 billion, flat versus fourth quarter 2002. For the full year, net sales were Ps6.67 billion, up 16% versus 2002. Gross profit was up 14% for the quarter at Ps515 million, and flat at Ps2.11 billion for the full year. Operating income reached Ps287 million, up 29% from fourth quarter 2002, and Ps1.18 billion for the full year, an increase of 9% versus 2002.

CEMEX Egypt’s net sales were Ps436 million, up 1% versus fourth quarter 2002. For the full year, net sales were Ps1.51 billion, down 12% versus 2002. Gross profit was up 123% for the quarter at Ps226 million, and up 14% at Ps691 million for the full year. Operating income reached Ps105 million, up from a loss of 3 million in fourth quarter 2002, and Ps334 million for the full year, an increase of 51% versus 2002.

CEMEX’s operations in Asia, which include the Philippines, Thailand, Taiwan and Bangladesh, reported net sales of Ps473 million, down 4% versus fourth quarter 2002. For the full year, net sales were Ps2.08 billion, up 3% versus 2002. Gross profit was up 21% for the quarter at Ps153 million, and up 7% at Ps606 million for the full year. Operating income reached Ps20 million, up from a loss of 89 million in fourth quarter 2002, and a loss of Ps77 million for the full year, a decrease of 13% versus 2002.

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